EXHIBIT 99.1

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Furiex Pharmaceuticals Announces Closing of Priligy® Asset Transfer and License Agreements

MORRISVILLE, N.C. (July 30, 2012) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today announced it has completed the closings under the previously announced Asset Transfer Agreement with ALZA Corporation and Janssen Pharmaceutica, NV (Janssen) for worldwide Priligy® product rights and the License Agreement with Menarini Group for Priligy commercialization in Europe, most of Asia, Africa, Latin America and the Middle East. Currently, Priligy is marketed for on-demand treatment of premature ejaculation in 15 countries in Europe, Asia and Latin America, and it is approved for that indication in 50 countries worldwide.

Under the terms of the Asset Transfer Agreement, Furiex is obligated to pay Janssen $15.0 million for transition services, with $7.5 million due within 45 days of closing and $3.75 million due within 10 business days of the beginning of the following two successive calendar quarters. In addition, Furiex will be obligated to pay up to $19.0 million in potential on-going clinical study costs, up to $1.0 million for reasonable out-of-pocket expenses over the transition period, and fees related to the product sales and distribution activities that Janssen will perform on behalf of Furiex during the transition period. The transition period is expected to be nine to 12 months.

Under the terms of the License Agreement with Menarini, Furiex will receive a $15.0 million upfront payment within 30 days of closing and $10.0 million of regulatory milestone payments within 15 business days of closing, and is eligible to receive up to $19.0 million to fund potential on-going clinical study costs, up to $10.0 million in launch milestones and up to $40.0 million in sales-based milestones, plus tiered royalties ranging from the mid-teens to mid-twenties in percentage terms.

June S. Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, stated, “We are pleased with the completion of the closings under these agreements and look forward to a smooth transition and a successful collaboration with Menarini.”

About Premature Ejaculation

Premature ejaculation (PE) is a distressing sexual dysfunction that can be present from the first sexual encounter or can develop later in life. It is the most common male sexual dysfunction, affecting about 30 percent of the male adult population at some point during their lives. The condition consists of three major components: a short time to ejaculation, lack of ejaculatory control and negative personal impact, including distress related to rapid ejaculation. A combination of physiological and psychological factors is believed to influence the mechanism of ejaculation. Research suggests serotonin plays a central role in the timing of ejaculation.

About Priligy

Priligy (dapoxetine) is the first oral medication approved for “on-demand” treatment of PE. Priligy is a unique, short-acting, selective serotonin reuptake inhibitor designed to be taken only when needed-one to three hours before sexual intercourse is anticipated - rather than every day. The drug is specifically developed for the on-demand treatment of PE and was evaluated in five randomized, placebo-controlled Phase III clinical trials involving more than 6,000 men with PE and their partners. This is the largest and most comprehensive clinical trial program to date for a drug therapy to treat PE.

Priligy is approved for on-demand treatment of PE in 50 countries. On January 20, 2012, the European Commission issued a decision confirming the positive opinion adopted by the Committee for Medicinal Products for Human Use recommending the approval of Priligy in the remaining 19 European Union countries, Norway and Iceland where the drug was not yet approved. Pending national regulatory steps, marketing authorizations can be granted in these 21 European countries.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About Menarini

Menarini is an international pharmaceutical company with over 16,000 employees worldwide and a presence in more than 100 countries in Europe, Asia, Latin America, Africa and the Middle East. The company was established 125 years ago and currently markets products in the cardiovascular, gastroenterology, metabolic, infectious disease and anti-inflammatory/analgesic therapeutic areas. With a three billion Euro turnover the Menarini Group is one of the world’s largest private pharmaceutical companies. For further details, visit www.menarini.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: our need for and reliance on collaborators, including risk that our collaborators are not able to effectively market approved products for which we receive royalty and sales milestone payments; continuing losses and our potential need for additional financing; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.